Exhibit 10.15

RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

This research and development services agreement (the “Agreement”) is made effective as of July 1, 2020 (the “Effective Date”) by and between ALX Oncology Holdings Inc., a Delaware corporation (“ALX”) having an address at 866 Malcolm Road, Suite 100, Burlingame, California 94010, and Tallic Therapeutics, Inc. (f/k/a Tollnine, Inc.), a Delaware corporation (“Tallac”) having an address at 1700 Owens Street, Suite 595, San Francisco, California 94158. ALX and Tallac are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, ALX is a clinical-stage immuno-oncology company engaged in the business of developing anti-cancer therapies that block the CD47-SIRPα checkpoint pathway;

WHEREAS, Tallac has capabilities in the area of providing research and development services, and possesses suitable facilities for and employs professional personnel knowledgeable about and experienced in such work;

WHEREAS, ALX desires that Tallac perform research and development services set out in Attachment 1 and other services mutually agreed upon by the Parties on behalf of ALX; and

WHEREAS, Tallac is willing, from time to time, to provide, directly or indirectly, such services to be specified from time-to-time in accordance with Section 2.1, on the terms and conditions set out in this Agreement on behalf of ALX.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 Definition. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either Party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such Party. For purposes of this Agreement, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“ALX Field” means therapies and technologies that block the CD47-SIRPα checkpoint pathway, including the affinity enhanced extracellular domain of SIRPα.

“ALX Technology” means (i) the ALX Background Technology, (ii) any improvements or enhancements to the ALX Background Technology, (iii) the New Technology (other than New Technology specifically related to the Tallac Field), including without limitation any improvements or enhancements to such New Technology, and/or (iv) all technology, know-how, and inventions, and Intellectual Property relating thereto invented by or on behalf of Tallac during the Term and specifically related to the ALX Field, in each of (i), (ii), and (iii) excluding the Tallac Technology.

“Applicable Rate” means the lesser of two percent (2%) per annum or the maximum rate of interest permitted by law, but in no case less than the applicable federal rate for short-term obligations under Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the period for which the Applicable Rate is being applied.

“Business Day(s)” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

“Intellectual Property Rights” means all inventions, know-how, trade secrets, inventions, discoveries, modifications, improvements, materials, compositions of matter, techniques, methods, processes, products, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) and all Patents, patent applications, copyrights, copyright registrations, trademarks, service marks, registrations and applications for trademarks and service marks, trade names, logos, designs, brand names and trade dress, and all rights and forms of protection as may subsist anywhere in the world and having equivalent or similar effect to any of the foregoing.

“New Technology” means any Results, Services Work Product and/or any Intellectual Property Rights that directly result from or are conceived or reduced to practice during or after the Term by Tallac or its Suppliers in performance of the Services.

“Patent” means any and all (a) patents issued by any government authority, including without limitation re-examinations, reissues, renewals, extensions, adjustments, supplementary protection certificates, and term restorations, and (b) pending applications for patents filed with any government authority, including without limitation continuations, continuations-in-part, divisionals, substitute applications and inventor’s certificates.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including, without limitation, the FDA.

“Results” means all results, inventions, data, reports and other Intellectual Property Rights made by or on behalf of Tallac arising from the Services.

“Service(s)” means, subject to the terms and conditions in this Agreement, research and development support service(s) described in Attachment 1, and, going forward, any related services as may be agreed by the Parties pursuant to a statement of work.

“Services Work Product” means all work product that arises by the performance by Tallac of the Services, provided that “Services Work Product” excludes Tallac Technology.

“SIRPα” means the signal regulatory protein alpha.

“Tallac Background Technology” means technology, know-how, and inventions, and Intellectual Property relating thereto, that are or were (a) invented by officers, employees or agents of, or consultants to, Tallac or any of its Affiliates, alone or jointly with third parties, at any time outside the performance of the Services or (b) acquired by purchase, license, assignment or other means from third parties by Tallac or any of its Affiliates, alone or jointly with third parties, at any time outside the performance of the Services, in each case (a) and (b), except to the extent such technology, know-how, inventions or Intellectual Property relating thereto specifically relate to the ALX Field.

“Tallac Technology” means (i) the Tallac Background Technology, (ii) any improvements or enhancements to the Tallac Background Technology, (iii) the New Technology specifically related to the Tallac Field, including without limitation any improvements or enhancements to such New Technology, and/or (iv) all technology, know-how, and inventions, and Intellectual Property relating thereto invented by or on behalf of Tallac during the Term and not specifically related to the ALX Field.

“Tallac Field” means therapies and technologies related to protein-CpG conjugates, including without limitation antibody-CpG conjugates.

1.2 Other Defined Terms. Each of the following terms has the meaning ascribed to it in the section set forth opposite such term:

“Act”	Section 2.5(a)
“Affected Party”	Section 7.12
“Agreement”	Recitals
“ALX”	Recitals
“ALX Background Technology”	Section 4.1(a)
“Confidential Information”	Section 4.2(a)
“Compensation”	Section 3.1
“Confidential Information”	Section 4.2
“Designated Service Providers”	Section 2.1
“Disadvantaged Party”	Section 7.12
“Effective Date”	Recitals
“FDA”	Section 2.5(a)
“Force Majeure”	Section 7.12
“New Technology”	Section 4.1(b)
“Party”	Recitals
“Parties”	Recitals
“Service Provider Costs”	Attachment 3
“Service Fee”	Attachment 2
“Supplier(s)”	Section 2.3
“Tallac”	Recitals
“Term”	Section 6.1

2. SERVICES

2.1 Development Services. During the Term, Tallac shall, at the request of ALX, provide to ALX the Services through the service providers set forth on Attachment 3 (the “Designated Service Providers”), provided that Tallac may substitute an individual on Attachment 3 with another service provider of Tallac or add another individual as a Designated Service Provider, in each case with 15 days’ prior written notice to and consent by ALX, such consent not to be unreasonably withheld. The Services will be in the ALX Field, except to the extent set forth in any mutually agreed statement of work. Tallac agrees to use reasonable efforts to ensure that the Designated Service Providers will devote up to approximately twenty percent (20%) of their working time at Tallac to the performance of the Services (which amount may be less than twenty percent (20%) to the extent ALX does not request work amounting to approximately twenty percent (20%) or more than twenty percent (20%) to the extent requested by ALX and agreed upon by Tallac). Tallac shall also be responsible for preparing a detailed budget for the Services when requested by ALX. If required, each budget will be updated on a quarterly basis by Tallac and submitted to ALX for approval.

2.2 Changes in Services or Budgeted Amounts. ALX may propose changes in the Services as reasonably required based upon the Results. Tallac may also propose changes in the Services and adjustments to the corresponding budgeted amount based upon the Results with the consent of ALX.

2.3 Use of Third Parties. Tallac may subcontract to one or more qualified third party suppliers (“Supplier(s)”) reasonably acceptable to ALX for those portions of the Services that require the use of special personnel or equipment, provided that the subcontracting of such Services shall not limit or affect Tallac’s liabilities, responsibilities, obligations or duties under this Agreement, including but not limited to the obligations under Section 2.5 and Article 4 of this Agreement. Tallac shall provide ALX with notice of those third party Suppliers to which it subcontracts portions of the Services.

2.4 ALX Assistance. ALX shall provide Tallac with certain assistance in connection with the Services, as Tallac reasonably requests in connection with delivery of the Services.

2.5 Diligence; Standards of Conduct.

(a) In performing the Services, Tallac shall comply with the instructions of ALX and standard operating procedures mutually approved by ALX and Tallac. Tallac shall perform the Services, when appropriate, in a manner consistent with “Good Laboratory/Clinical Practices”, all relevant professional standards and applicable laws, rules and regulations, including, but not limited to, the U.S. Food, Drug and Cosmetic Act of 1934 (the “Act”) and regulations promulgated thereunder by the U.S. Food and Drug Administration (the “FDA”) and, as applicable, regulations issued by other applicable Regulatory Authorities.

(b) ALX will comply with all applicable laws and regulations pertaining to performance by ALX of its obligations under this Agreement, including, but not limited to, all relevant tax laws and regulations. Tallac will comply with all applicable laws and regulations pertaining to performance by Tallac of its obligations under this Agreement, including, but not limited to, all relevant tax laws and regulations. Neither Party shall be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law or regulation.

(c) Tallac shall have and maintain in full force and effect any and all licenses, permits, authorizations, registrations and qualifications from all governmental agencies, to the extent necessary or appropriate to perform its obligations under this Agreement. Tallac shall provide ALX with prompt written notice of any changes in any applicable law, rule, regulation or governmental order, which comes to Tallac’s attention that may affect either Party’s performance of its obligations hereunder.

2.6 Records; Reports.

(a) During the Term and for three (3) years thereafter, Tallac shall maintain clear, accurate and complete records in respect of all Services, including, without limitation, detailed laboratory notebooks setting out experimental procedures and the resulting data, experimental reports, quality control records, analytical test results, progress reports, memoranda and correspondence (“Records”). Upon the written request of ALX, Tallac shall provide full, unredacted, electronic copies (or if electronic copies are not available, hard copies) of the Records (or any portion thereof requested by ALX) and ALX shall reimburse Tallac for the reasonable costs and expenses of the provision thereof. Without limiting the foregoing, Tallac shall provide written notice to ALX at least sixty (60) days prior to any destruction of the Records and upon ALX’s request, shall instead provide such Records to ALX at ALX’s cost and expense.

(b) Upon the written request of ALX during the Term, Tallac shall provide status reports in a form to be agreed upon between the Parties. Such status reports shall specify the progress that has been made with respect to any and all Services then ongoing.

3. PRICING; PAYMENT

3.1 Pricing. ALX shall pay Tallac a fee for providing the Services (the “Compensation”) calculated in accordance with Attachment 2.

3.2 Taxes and Withholding. If ALX is required by applicable law to make a payment to Tallac subject to a deduction of tax or withholding tax, the sum payable by ALX (in respect of which such deduction or withholding is required to be made) shall be made to Tallac after deduction of the amount required to be so deducted or withheld by the applicable tax authorities, which deducted or withheld amount shall be remitted to the applicable tax authorities in accordance with applicable law. Any such withholding taxes required to be paid or withheld shall be an expense of, and borne solely by, ALX.

3.3 Payment.

(a) Tallac shall invoice ALX for the Compensation on a monthly basis or as otherwise mutually agreed by the Parties. Each invoice shall include, in reasonable detail, a description of the Services provided to ALX during the time period to which such invoice relates. Upon written request by ALX, Tallac shall provide ALX with copies of invoices from any subcontractors or Supplier(s) for such out-of-pocket expenses.

(b) ALX shall pay for Services within thirty (30) days following its receipt of Tallac’s invoice.

(c) Payment of the Compensation shall be made directly to Tallac or to a bank designated by Tallac by notice to ALX from time to time, and shall be made in United States Dollars.

(d) If ALX fails to make any undisputed payment when due, such payment shall bear interest at the Applicable Rate until paid in full.

3.4 Records. During the Term and for a period of two (2) years after any termination or expiration of the Term or for such longer period as required by applicable laws, rules or regulations, Tallac will maintain complete and accurate accounting books and records, prepared in accordance with U.S. GAAP, of all transactions relating to the subject matter of this Agreement in sufficient detail to permit ALX to confirm the accuracy of all costs and expenses incurred by Tallac in discharging its obligations under this Agreement and the compensation due to Tallac for each year. At the written request of ALX and at ALX’s expense, Tallac shall allow an independent accounting firm selected by ALX, to audit such accounting books and records maintained hereunder during Tallac’s regular business hours at Tallac’s place of business. In the event that such examination concludes that there has been an overpayment Tallac shall reimburse ALX for the cost of such audit, in addition to the repayment of such overpayment which shall be credited to ALX against future payments under this Agreement or a full repayment in the event the Agreement has been terminated.

4. PROPRIETARY RIGHTS; CONFIDENTIALITY

4.1 Proprietary Rights.

(a) Tallac acknowledges that it shall have no claim to any right, title, and interest in and to any technology, know-how, and inventions, and Intellectual Property relating thereto, owned or controlled by ALX prior to the Effective Date, except to the extent such technology, know-how, inventions or Intellectual Property relating thereto specifically relate to the Tallac Field (collectively, the “ALX Background Technology”).

(b) Tallac further acknowledges that all right, title and interest in and to the ALX Technology shall be the property of ALX. Tallac hereby assigns and agrees to assign all right, title and interest in and to the ALX Technology to ALX. Tallac shall not have the right to use or otherwise exploit any ALX Technology except as required for the performance of the Services in accordance with this Agreement.

(c) Before retaining the services of any employee, consultant or Supplier, whether directly or indirectly, Tallac shall cause such employee, consultant or Supplier and all affiliated personnel performing any work in connection with the Services to enter into a written contract with Tallac pursuant to the terms of which every such person or entity agrees (i) to assign to Tallac ownership of all rights (or where not assignable, a waiver of all non-assignable rights) such person or entity may have with respect to all such ALX Technology (and any improvements or enhancements thereto), (ii) to take all actions necessary or useful to cause all such ALX Technology (and any improvements or enhancements thereto) to be assigned to Tallac for further assignment to ALX as provided in Section 4.1(b), and (iii) it is not been debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act and will not use in any capacity the services of any person debarred under such law with respect to the Services.

(d) As between Tallac and ALX, Tallac shall retain ownership of the Tallac Technology. At the request of ALX, Tallac shall undertake to do all things and to execute all documents necessary to give effect to the provisions of this Section 4.1.

(e) Tallac shall promptly disclose to ALX any ALX Technology that it becomes aware of that might, under applicable law, be patentable or otherwise protectable.

(f) ALX shall have control over the filing, prosecution, maintenance, interference and every and all other aspects of the management of any and all patent, trademark and copyright applications for ALX Technology.

(g) In the event that Tallac reasonably believes that a third party is or may be infringing, encroaching or violating any Intellectual Property Right owned or controlled by ALX, then Tallac shall promptly notify ALX in writing of such alleged infringement, encroachment or violation, and ALX shall have the sole right, in its sole discretion, to take or not take whatever action it believes is appropriate, without the obligation to do so, and shall have the sole right to control any resulting litigation.

4.2 Confidentiality.

(a) “Confidential Information” means all information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder and relating to this Agreement, whether or not in writing or verbally, and whether or not marked or otherwise identified as confidential; including, without limitation, all technical and non-technical information conveyed from Disclosing Party to the Receiving Party in any form. Notwithstanding the foregoing, the ALX Technology shall be the Confidential Information of ALX and the Tallac Technology shall be the Confidential Information of Tallac. Notwithstanding any other provisions herein, Confidential Information does not include information which, to the extent the Receiving Party can prove by competent evidence,

(i)    at the time of its disclosure is publicly known;

(ii)    after its disclosure hereunder, becomes publicly known by publication or otherwise, except in breach of this agreement;

(iii)    the Receiving Party can conclusively establish with contemporaneous records was in its or its Affiliates’ possession at the time of disclosure hereunder or was subsequently and independently developed by its or its Affiliates’ employees who had no knowledge of Confidential Information disclosed hereunder; or

(iv)    the Receiving Party or its Affiliates receives from a third party not under obligation or duty of confidentiality, directly or indirectly, to the other Party hereto.

(b) Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder remains the sole property of the Disclosing Party.

(c) During the Term and for a period of ten (10) years thereafter, the Receiving Party shall:

(i)    take all reasonable steps to hold in trust and confidence Confidential Information of the Disclosing Party and not use such Confidential Information except for the limited purposes set forth in this Agreement;

(ii)    not disclose the Confidential Information of the Disclosing Party, except to those of its employees, consultants, contractors, subcontractors and agents who (A) require access to such Confidential Information for purposes of the Receiving Party performing its obligations hereunder and (B) have been informed of the limitations on use and disclosure of such Confidential Information created by this Agreement; and

(iii)    take all reasonable steps to prevent unauthorized disclosure or use of Confidential Information of the Disclosing Party;

provided, however, that, with respect to any of Confidential Information that is a trade secret, such obligations shall survive and continue for so long as such information qualifies as a trade secret under applicable law.

(d) No provision of this Agreement shall be construed to preclude such disclosure of Confidential Information if the Receiving Party (or its Affiliates, employees, consultants, contractors, subcontractors and agents) is required to disclose Confidential Information by order or requirement of a court, administrative agency, or other governmental body, provided the Receiving Party (or its employees, consultants, contractors, subcontractors and agents) shall provide the Disclosing Party prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure

(e) Each Party acknowledges and agrees that, disclosure of Confidential Information contrary to the terms of this Agreement may cause significant harm and injury to Disclosing Party and agrees that the Disclosing Party shall have the right, in addition to any other rights available under applicable law, to seek from any tribunal of competent jurisdiction (i) injunctive relief to enjoin any breach or violation or (ii) specific performance of the provisions of this Agreement to specifically enforce, any covenant or obligation of such Party under such provisions, without the necessity of posting any bond or security.

(f) It is understood and agreed by the Parties that Confidential Information shall not include any portion of such information or data that: (i) is disclosed to the Receiving Party by a third person who is under no obligation of confidentiality to the Disclosing Party with respect to such information and who otherwise has a right to make such disclosure; or (ii) is or becomes generally known in the trade through no fault of the Receiving Party.

4.3 Return of Confidential Information. On the termination of this Agreement, or upon the Disclosing Party’s earlier request, the Receiving Party shall return or destroy any Confidential Information of the Disclosing Party in its possession; provided that the Receiving Party: (i) may retain one complete set to ensure compliance with its obligations under this Agreement, for its corporate governance and secretarial purposes, and for compliance by it with the applicable rules of professional bodies; (ii) shall not be required to destroy back-up computer files created in the ordinary course of business; and (iii) may, in its discretion, destroy any of its own work product containing Confidential Information of the Disclosing Party that it is not entitled to retain under (i) or (ii) above. The Receiving Party shall confirm in writing that it has complied with the obligations set forth in this Section 4.3.

5. REPRESENTATIONS AND WARRANTIES

5.1 Authorization. Each of ALX and Tallac represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its organizing jurisdiction; (b) it has all requisite power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder; (c) it is (by all necessary corporate action) duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby.

5.2 Binding Obligation.

(a) This Agreement is the valid and legally binding obligation of Tallac in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

(b) This Agreement is the valid and legally binding obligation of ALX in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

5.3 Independent Contractor. Tallac shall perform its obligations under this Agreement as an independent contractor and shall be solely responsible for its own financial obligations. Tallac shall be solely responsible for, and shall indemnify and hold ALX free and harmless from, any and all claims, damages or lawsuits arising out of the acts of any Designated Service Provider, or any of Tallac’s employees or agents, except to the extent arising out of the acts of ALX or any of its employees or agents. Nothing in this Agreement shall be construed to imply a joint venture or principal and agent relationship between the Parties, and neither Party shall, by virtue of this Agreement, have any right, power or authority to direct and control the day-to-day activities of the other or create any obligation, express or implied, on behalf of the other.

5.4 Tallac Authorization with Respect to Third Parties. Tallac shall at all times hold itself out to third parties as an independent contractor and shall not make any representations to any third party that it has the right under this Agreement to assume or create any obligation of any kind, either express or implied, on behalf of ALX. Tallac shall not take any action that would legally bind ALX.

5.5 Limitation of Liability.

(a) NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS OR LOSS OF USE, ARISING OUT OF THE BREACH BY A PARTY OF ITS OBLIGATIONS SET FORTH IN THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF SECTION 4.2 (CONFIDENTIALITY) OR DAMAGES ARISING FROM FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL TALLAC BE LIABLE TO ALX FOR ANY LOSS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IN RESPECT OF ANY LOSS OF PROFIT, OPPORTUNITY, BUSINESS, SAVING OR GOODWILL (IN EACH CASE WHETHER DIRECT OR INDIRECT), AND EACH TYPE OF LOSS ARISING UNDER THIS SECTION 5.5(a) SHALL BE SEVERABLE IN ACCORDANCE WITH SECTION 7.7.

(b) In the event of a material error by Tallac that prevents the proper performance of the Services or which renders the Services unacceptable to a regulatory authority to which ALX intends to submit the Results, Tallac’s sole obligation to ALX shall be for Tallac, in agreement with ALX to either: (a) repeat the defective part of the Services at Tallac’s own cost, or (b) refund to ALX the amounts paid for the defective part of the Services.

(c) Each Party’s total liability to the other Party, whether in contract, tort (including negligence) or otherwise under this Agreement shall in no circumstances exceed two (2) times the total amount of fees paid by ALX for the applicable Services.

(d) Tallac shall not be liable for any failure, error or delay in performing the Services if such failure, error or delay is caused by ALX or is a result of an express instruction from ALX or a change in ALX information.

(e) Except with respect to any stock options granted to any Designated Service Providers under ALX’s 2020 Equity Incentive Plan prior to the Effective Date (the “Options”) with respect to which, for the avoidance of doubt, the provisions of such plan and applicable option agreements thereunder govern, ALX will not withhold any tax (income, employment or otherwise) or Social Security payments due with respect to any Designated Service Providers or any other employees of Tallac, to any governmental taxing authority. Tallac hereby accepts full and exclusive liability for the payment of any and all contributions and taxes imposed by the provisions of the Internal Revenue Code of 1986, as amended, the Federal Social Security Act, the California Revenue and Taxation Code and the California Unemployment Insurance law, and any and all contributions, taxes or penalties for disability insurance, unemployment insurance or old age retirement benefits, pensions or annuities, now or hereafter imposed by the government of the United States or the government of any state which are measured by the wages, salaries, or other remuneration paid to any Designated Service Providers or any other employees of Tallac, other than any Options. Tallac agrees to indemnify, defend, and hold ALX harmless from any liability for, or assessment of, any claims, demands, deficiencies, interest, assessment, executions, judgments, recoveries or penalties by any government agency against Tallac for any amounts claimed due on account of failure to pay or delayed payment of local, state or federal taxes in connection with payments and any other consideration provided to or on behalf of Tallac under this Agreement, other than any Options.

(f) Except with respect to any Options, Tallac acknowledges and agrees that, in connection with any services provided under this Agreement, the Designated Service Providers, and any other Tallac employees who provide services under this Agreement, will not be eligible for any ALX employee benefits and, to the extent any Designated Service Providers and any other Tallac employees otherwise would be eligible for any ALX employee benefits but for the express terms of this Agreement, Tallac (on behalf of any Designated Service Providers and any other Tallac employees) hereby expressly declines participation by such individuals in such ALX employee benefits.

5.6 Disclaimer. EXCEPT FOR THE WARRANTIES PROVIDED IN THIS ARTICLE 5 AND SUBJECT TO ANY RULES OF APPLICABLE LAW THAT MAY NOT BE WAIVED, ANY AND ALL WARRANTIES AS TO THE SERVICES, THE NEW TECHNOLOGY AND THE EXISTING TECHNOLOGY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT ARE SPECIFICALLY DISCLAIMED, EXCLUDED, WAIVED AND NEGATED.

6. TERM AND TERMINATION

6.1 Term. This Agreement shall take effect as the Effective Date and shall remain in effect for an initial period of four (4) years, unless sooner terminated in accordance with Section 6.2 (the “Term”). At the end of the fixed term, this Agreement shall renew automatically for additional one (1) year terms (subject to earlier termination under the provisions of this Article 6), unless, prior to the date of any automatic renewal, one Party provides at least thirty (30) days’ advance written notice of non-renewal to the other Party.

6.2 Termination of Agreement for Cause. Either Party may terminate this Agreement at any time upon sixty (60) days’ notice to the other Party in the event that the other Party shall have breached any of its material obligations under this Agreement and shall not have cured such default prior to the expiration of the 60-day period. Termination of this Agreement shall not result in termination any Services then being delivered on an active basis, which shall remain in force until completed or terminated as provided in Section 6.3. If either Party desires to terminate this Agreement and all Services, it shall so state in its notice of termination.

6.3 Termination of Service(s) for Cause. Either Party may terminate any Service(s) at any time upon sixty (60) days’ notice to the other Party in the event that the other Party shall have breached any of its material obligations under this Agreement and shall not have cured such default prior to the expiration of the 60-day period. Termination of any Service(s) shall not result in termination of this Agreement or any other Service(s) then being delivered on an active basis, which shall remain in force until completed or terminated as provided in Sections 6.2 and 6.3. If either Party desires to terminate this Agreement and all Services, it shall so state in its notice of termination. If termination of multiple Services is elected pursuant to this Section 6.3, the opportunity to cure shall be available for each Service and termination shall only apply to those Service(s) with respect to which the default is not cured.

6.4 Termination for Convenience.

(a) The Parties may terminate this Agreement at any time upon mutual written agreement of the Parties.

(b) This Agreement may be terminated by ALX, for convenience, at any time, by giving Tallac written notice of the termination thirty (30) days in advance.

(c) If a Force Majeure condition has prevented performance by one Party for more than forty-five (45) consecutive days or an aggregate ninety (90) days in any 12-month period, the Disadvantaged Party shall have the right to terminate this Agreement upon fifteen (15) days’ notice.

6.5 Termination for Insolvency. This Agreement shall terminate immediately without notice: (i) upon the institution by or against Tallac or ALX of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Tallac’s or ALX’s debts; (ii) upon Tallac’s or ALX’s making an assignment for the benefit of creditors; or (iii) upon Tallac’s or ALX’s dissolution or liquidation other than in connection with a solvent restructuring, merger, or acquisition.

6.6 Effect of Termination.

(a) Upon termination (including expiration) of this Agreement for any reason: (i) ALX and Tallac will terminate all tasks (if any) in an orderly manner, as soon as practical and in accordance with a schedule agreed to by the Parties; and (ii) Tallac will discontinue any and all use of any Existing Technology or New Technology, except as necessary to fulfill its obligations to ALX in accordance with this Section 6.6.

(b) Upon any termination (including expiration) the Receiving Party shall promptly: (i) cease the use of all Disclosing Party Confidential Information (except as otherwise provided under Section 6.6(a)) and return to the Disclosing Party any and all papers, material and property in its possession or control that contain or embody any Confidential Information of the Disclosing Party, without making or retaining copies thereof, in accordance with Section 4.3.

(c) ALX shall pay all reasonable costs incurred by Tallac that are necessary or reasonably required in connection with the orderly cessation of the Services in accordance with the plan described in Section 6.6(a), provided that Tallac shall use commercially reasonable efforts to minimize costs associated with the cessation of the Services and ALX shall not be responsible for such mitigated costs. Tallac shall promptly issue to ALX a final invoice or credit note, as the case may be, with respect to all outstanding amounts due under this Agreement.

(d) Termination of this Agreement shall not affect rights and obligations of either Party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. The provisions of Article 1, Section 2.6, Sections 3.2-3.4, Article 4, Article 5, Section 6.6, and Article 7 shall survive any expiration or termination of this Agreement.

7. GENERAL PROVISIONS.

7.1 Assignment. Neither Party may assign this Agreement, without the other Party’s prior written consent, except to an Affiliate of such Party or to a successor or acquirer of such Party, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of the assigning Party’s assets or the sale of that portion of the assigning Party’s business to which this Agreement relates. Any purported assignment in violation of this Section 7.1 will be null and void without the prior written approval of the assignment by the non-assigning Party.

7.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of Delaware, United States of America, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

7.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each Party. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.5 Insurance. Tallac shall ensure that any Designated Service Provider shall procure and maintain in good force and effect general comprehensive liability insurance, workers compensation insurance, and unemployment insurance in such amounts as may be required by law.

7.6 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by internationally recognized overnight courier (such notice sent by courier to be effective one Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as either Party may designate as to itself by written notice to the other Party.

7.7 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the Parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either Party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable Party. This Agreement is made in the English language and the English version of this Agreement shall control; in the event that any translation of this Agreement is made such translation shall be for informational purposes only and such translation shall not form part of this Agreement and only the English text shall be valid and legal.

7.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The Parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision that is as similar as possible in substance to the invalid, illegal or unenforceable provision.

7.9 Captions. Captions of the sections and subsections of this Agreement are for reference and convenience purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

7.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

7.11 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.13 Force Majeure. “Force Majeure” means acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the Affected Party, as defined herein), terrorism, widespread disease, epidemics, pandemics, embargo or acts of government in its sovereign capacity. Except as otherwise provided in this Agreement, in the event that a delay or failure of a Party (the “Affected Party”) to comply with any obligation created by this Agreement is caused by Force Majeure, the Affected Party will, after giving prompt notice to the other Party ( the “Disadvantaged Party”), be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the Disadvantaged Party will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the Affected Party will use its best efforts to avoid or remove the causes of nonperformance and both Parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease. If Force Majeure conditions continue for more than 45 consecutive days or an aggregate 90 days in any 12-month period, then the Disadvantaged Party may terminate this Agreement in accordance with Section 6.4(c).

7.14 Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

7.15 Dispute Resolution.

(a) Any disputes arising under this Agreement or connected herewith that the Parties are unable to resolve amicably within thirty (30) days after written notice thereof from one Party to the other shall be settled, solely and exclusively, by an arbitration to be conducted by one arbitrator in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect, excepting those disputes requiring injunctive relief, which shall be governed by Section 7.15(b). If the Parties are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each Party and a third arbitrator designated by the two (2) arbitrators separately designated by the Parties. Unless the Parties agree otherwise, the arbitration proceedings shall take place in San Francisco, CA and, the arbitrator(s) shall apply the laws of the State of Delaware and the United States without reference to conflicts of law rules that would result in the application of the laws of another jurisdiction, to all issues in dispute. All arbitration proceedings shall be conducted in English. The findings of the arbitrator(s) shall be final and binding on the Parties. Judgment may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect.

(b) In the event of any breach by either Party of any of the provisions of this Agreement that would cause immediate and irreparable injury to the other Party, the non-breaching Party shall be entitled to seek injunctive relief and any or all other remedies applicable at law or in equity in any court of applicable jurisdiction.

7.16 Attorneys’ Fees. If any arbitral or other proceeding is initiated by either of the Parties, the prevailing Party shall be entitled to recover from the other Party reasonable attorneys’ fees and arbitration or proceedings costs in addition to any other relief that may be awarded.

7.17 Remedies. All remedies set forth in this Agreement are cumulative and are in addition to any and all other remedies provided to either Party at law or in equity. The failure of a Party to enforce, at any time, or for any period of time, any of the provisions of this Agreement, or of any breach hereof, shall not be construed as a waiver of such provision or subsequent breach of the same or any other provision or of the rights of such Party thereafter to enforce such provision, nor shall either Party’s continued dealing with the other Party following a breach of any provision hereof be deemed to be a waiver of such or any other breach.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the dates indicated below, but which shall become effective on the Effective Date.

TALLAC THERAPEUTICS, INC.		ALX ONCOLOGY HOLDINGS INC.

By:	/s/ Hong Wan	By:	/s/ Jaume Pons
Name:	Hong Wan, Ph.D.	Name:	Jaume Pons
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer
Date:	June 25, 2020	Date:	June 25, 2020

Notice Address:		Notice Address:

1700 Owens Street, Suite 595		866 Malcolm Road, Suite 100
San Francisco, CA 94158		Burlingame, CA 94010
Attn: Chief Executive Officer		Attn: [ ]

Attachments

Attachment 1: Description of Services

Attachment 2: Compensation

Attachment 3: Designated Service Providers [Omitted]

Attachment 1

Services to be provided to ALX by Tallac

Pursuant to Section 2.1, Tallac shall perform the activities relating to research and development support services, including financial and administrative services related to such services, as may be specified in a statement of work as agreed between the Parties from time to time, including the following as specified from time to time:

•	Propose research and nonclinical development programs related to ALX clinical trials and related budgets and submit same to ALX for consideration and approval.

•	Carry out agreed basic research and preclinical work in accordance with the agreed upon Services and the agreed upon budgeted amount.

•	Hire, train and supervise appropriately skilled and qualified research staff.

•	Prepare related progress reports on research for ALX.

•	Carry out the design of preclinical study protocols and oversee preclinical development, including assistance with preparation of regulatory filings and interactions with regulatory authorities.

•	Negotiate agreements with other Suppliers as instructed by ALX.

•	Supervise and interface with Suppliers as instructed by ALX.

•	Assist ALX with intellectual property protection matters and prosecute patent applications within the New Patents.

•	Assist ALX, on an as agreed basis, with other matters related to its development program, such as selection of, negotiations with and supervision of GMP manufacturing sources.

Attachment 2

Compensation

As full consideration for the provision of Services by Tallac hereunder, ALX shall pay to Tallac a fee (the “Service Fee”) equal to the sum of the amounts described in paragraphs (a) and (c) for such period. Notwithstanding anything herein to the contrary, the Service Fee will include the Service Provider Costs (as defined below) for the services performed by Hong Wan pursuant to that certain Consulting Agreement between ALX and Hong Wan effective as of July 1, 2020.

(a) An amount equal to the costs incurred by Tallac with respect to the provision of the Services, plus a mark-up equal to 10% of such costs. For the avoidance of doubt, the Service Fee will be based upon Services actually performed.

(b) For greater clarity, the costs reasonably attributable to the provision of the Services shall include, but are not limited to, (i) the Service Provider Costs for each Designated Service Provider, prorated to reflect the fraction of the Designated Service Provider’s working time (based on a 40-hour work week) spent on the performance of the Services, (ii) other reasonable costs or expenses incurred in the ordinary course of business in rendering the Services, and (iii) allocation of facilities costs based upon labor hours/percentage charged. “Service Provider Costs” shall mean, as applicable, (i) salary, wages, consulting fees and cash bonuses; (ii) reasonable administration costs and any employer matching contributions for any 401(k) plan maintained by Tallac or any of its affiliates in which any Designated Service Providers participate (including any employer contributions required by applicable law), with any administration costs further prorated based on the number of participants in such plan; (iii) the employer portion of premiums paid with respect to, or reasonable employer expenses incurred in the ordinary course of business relating to the administration of, medical, dental, prescription drug and vision coverage, life, disability and accidental death and dismemberment insurance, flexible benefits plan, short-term disability benefits, vacation and other paid-time off, and worker’s compensation benefits, provided under Tallac’s benefit plans or programs or such benefits as may be required by applicable law, for the Designated Service Providers participating therein (with any employer administration expenses further prorated based on the number of participants in such applicable plan or program); and (iv) the employer portion of any payroll and employment taxes, provided in each case, for the avoidance of doubt, that Service Provider Costs will not include any expenses incurred by Tallac or any of its affiliates (including without limitation any taxes, penalties, interest, attorneys fees, accountant services fees, and other costs or losses) resulting from any violation of or failure to comply with any applicable laws relating to any of the foregoing payments, benefits, plans, programs and arrangements.

(c) To the extent not included in (a), an amount equal to the costs incurred by Tallac with respect to the services of subcontractors or Suppliers in connection with the provision of the Services, plus, as periodically agreed between the Parties, a mark-up equal to 10% of such costs. Tallac will invoice ALX for such costs in United States Dollars.